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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of LNR Property Corporation on Form S-4 of our report dated February 25, 2004, on the consolidated financial statements of LNR Property Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets) and of our report dated February 25, 2004 on the consolidated financial statement schedules appearing in the Annual Report on Form 10-K of LNR Property Corporation for the year ended November 30, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Miami, Florida
February 25, 2004